CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2018, relating to the financial statements and financial highlights of The FX Strategy Fund, a series of Northern Lights Fund Trust, for the year ended December 31, 2017, and to the references to our firm under the heading “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.

Cleveland, Ohio

April 25, 2018